EXHIBIT 10.1

                 SOFTWARE DEVELOPMENT AGREEMENT

This Software Development Agreement ("Agreement") is made and effective this March 17, 1999, by and between PrintOnTheNet.com, Inc., a Delaware Corporation ("Buyer") and Ducat Commerce, LLC, a
Delaware Limited Liability Company ("Developer").

NOW THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

1.  Duties and Responsibilities.

     Developer shall serve as a contractor of Buyer and shall design, develop, and implement applications software and web site that allows the Buyer's customer to design, store, recall, and order commercially printed business cards, letterhead, envelopes, business forms, announcement invitations and other commercial business printed items (any and all products, coding, software, and services provided by Developer shall collectively be referred to herein as the "Software") according to the functional specifications and related information, if any, attached hereto as Exhibit A and incorporated herein by this reference (the "Specifications") and as more fully set forth in this Agreement. Developer acknowledges that it has been contracted for this specific task, and that it shall report all findings and make all recommendations directly to the management of Buyer. The Software, including all versions in either source code or object code form, shall be delivered to Buyer not later than four (4) months from the date of execution of this agreement.

2.  Ownership of Software.

     Developer agrees that the development of the "printing related work" of the Software is "work made for hire" within the meaning of the Copyright Act of 1976, as amended, and that the Software shall be the sole property of Buyer. Printing related work is defined as
1) the software that provides WYSWYG generation of print designs 2) the software that integrates with PrintOnTheNet's internal print operations. Ducat Commerce, LLC will retain the rights for all other aspects of the project, but will give PrintOnTheNet exclusive, royalty-free, worldwide rights to modify and use the Work provided by Developer. Developer hereby assigns to Buyer, without further compensation, all of its right, title and interest in and to the "printing related work" of the Software and any and all related patents, patent applications, copyrights, copyright applications, trademarks and trade names in the United States and elsewhere. Developer will keep and maintain adequate and current written records with respect to the Software (in the form of notes, sketches, drawings and as may otherwise be specified by Buyer), which records shall be available to and remain the sole property of Buyer at all times. All versions of the "printing related work" of the Software shall contain Buyer's conspicuous notice of copyright. Developer will assist Buyer, at Buyer's expense, in obtaining and enforcing patent, copyright, and other forms of legal protection for the "printing related work" of the Software in any country. Upon request, Developer will sign all applications, assignments, instruments and papers and perform all acts necessary or desired by Buyer to assign the "printing related work" of the Software fully and completely to Buyer and to enable Buyer, its successors, assigns and nominees, to secure and enjoy the full and exclusive benefits and advantages thereof.


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3.  Compensation.

    A. Buyer shall pay Developer $147,500 as follows: $10,000.00 upon execution of this Agreement, receipt of which is hereby acknowledged; $15,000 upon the completion of the first milestone; $35,000 upon the completion of the second milestone; $45,500 upon the completion of the third milestone; $25,000 upon the completion of the fourth milestone; $17,500 upon the completion of the fifth milestone. Payment is due upon receipt of invoice.

The Milestones are defined as follows:

* First milestone: Completion of PrintOnTheNet corporate site and approval of overall site design.

*   Second milestone: Completion of "Print Design Tool".

*   Third milestone Completion of "Graphic Server".

* Fourth milestone: Completion of "Print Design Publishing Tool". Fifth milestone: Delivery of final Work with all features specified in the Addendum, Exhibit "A".

    B. Subject to Buyer's prior approval, Buyer will reimburse Developer for all reasonable out-of-pocket expenses, including, but not limited to, air fare, lodging, meals and rental of automobiles incurred by Developer during the development of the Software on behalf of Buyer.

    C. Buyer shall pay for all hardware, software, development tools, license fees, and co-location costs that are necessary for the project.

4.  Independent Contractor.

     Developer is acting as an independent contractor with respect to the services provided to Buyer. Neither Developer nor the Developers of the Developer performing services for Buyer will be considered Developers or agents of Buyer. Buyer will not be responsible for Developer's acts or the acts of Developer's employees, contractors or agents while performing services under this Agreement. Nothing contained in this Agreement shall be construed to imply a joint venture, partnership or principal-agent relationship between the parties, and neither party by virtue of this Agreement shall have any right, power or authority to act or create any obligation, express or implied, on behalf of the other party.

5.  Development Staff-Monitoring.

     A. Developer will utilize Developers and/or contractors capable of designing and implementing the Software to be developed hereunder, and agrees that all work performed in accordance with this Agreement shall be supervised and performed primarily by Jim O'Neill and Ari Goldberg ("Key Developers"). All work shall be performed in a professional and workmanlike manner. Developer shall arrange for such Developers and/or contractors, if any, to


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execute and deliver any document or instrument reasonably requested by Buyer to reflect Buyer's ownership of the Software or in connection with any application for patent or copyright.

     B. Buyer shall have the right to reasonably observe and monitor all aspects of the performance by Developer of its obligations hereunder and Developer shall use reasonable efforts to facilitate such observation and monitoring, including, without limitation, access to work in progress both on-site at the Developer's location, via the Internet, and/or via modem access. Information, functions and operations of Developer not directly related to its obligations hereunder shall not be subject to observation and monitoring.

6.  Change in Specifications.

     Buyer may, in its sole discretion, request that changes be made to the Specifications, or other aspects of the Agreement and tasks associated with this Agreement. If Buyer requests such a change, Developer will use its best efforts to implement the requested change at no additional expense to Buyer and without delaying delivery of the Software. In the event that the proposed change will, in the reasonable opinion of Developer, require a delay in delivery of the Software or would result in additional expense to Buyer, then Buyer and Developer shall confer and Buyer shall, in its discretion, elect either to withdraw its proposed change or require Developer to deliver the Software with the proposed change and subject to the delay and/or additional expense.

7.  Confidentiality and Non-Competition

A.   Non-Competition

     During the Restricted Period (as hereinafter defined) and within the Restricted Area (as hereafter defined), Developer shall not, directly, or indirectly, alone or as a partner, officer, director, Developer, consultant, agent, independent contractor, member or stockholder of any Buyer or business organization (a) engage in any business which is directly in competition with the Business; (b) provide goods or services to anyone else that is directly in competition with the Business and (c) shall not solicit to sell nor sell to any current or past customer or competitor of Buyer, any service, product, computer software, and/or computer hardware that is the same and/or materially the same as that which was used and/or developed at any time (prior to and/or during the term of this Agreement) by, and/or on behalf of, Buyer by Developer.

B.   Confidentiality

      1. Developer acknowledges that all material and information supplied by Buyer which has or will come into Developer's possession or knowledge of Developer in connection with its performance hereunder, is to be considered Buyer's confidential and proprietary information (the "Confidential Information"). By way of illustration, but not as a limitation, Confidential Information includes the Software, trade secrets, processes, data, know-how, program codes, documentation, flowcharts, algorithms, marketing plans, forecasts, unpublished financial statements, budgets, licenses, prices, costs, and Developer and customer lists. Developer's undertakings and obligations under this Section will not apply, however, to any Confidential Information which: (i) is or becomes generally known to the public through no action on


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Developer's part, (ii) is generally disclosed to third parties by
Buyer without restriction on such third parties, or (iii) is approved for release by written authorization of Buyer. Upon termination of this Agreement or at any other time upon request, Developer will promptly deliver to Buyer all notes, memoranda, notebooks, drawings, records, reports, files, documented source codes and other documents (and all copies or reproductions of such materials) in its possession or under its control, whether prepared by Developer or others, which contain Confidential Information. Developer acknowledges that Confidential Information is the sole property of Buyer. Developer agrees that disclosure of such information to, or use by, third parties, either during or after this Agreement, will cause Buyer irreparable damage. Developer agrees to use best efforts to hold Confidential Information in the strictest confidence, not to make use of it other than for the performance of its obligations hereunder, to release it only to the Developer's Developers or contractors with a need to know such information and not to release or disclose it to any other party. Developer further agrees not to release such information to any Developer or contractor who has not signed a written agreement between Developer and the Developer expressly binding the Developer not to use or disclose the Confidential Information, except as expressly permitted herein. Buyer shall be listed as a third-party beneficiary of any such agreement. Developer will notify Buyer in writing of any circumstances within its knowledge relating to any unauthorized possession, use, or knowledge of such Confidential Information. At any time, upon request, the Developer will return any such information within its possession to Buyer.

      Developer also agrees and acknowledges that Buyer is a publicly traded corporation and that Developer may receive "Confidential Information" that is material, nonpublic information about the Buyer's business and its stock/securities. Accordingly, Developer agrees that neither it, nor its employees will engage in any trading of the Buyer's securities after learning of significant, confidential corporate developments.

      2. Developer acknowledges that Buyer's purpose in pursuing the development of the Software is to gain a significant competitive advantage over competitors operating without such Software and that such advantage will be jeopardized if such competitors learn of Buyer's negotiations with Developer or the performance by Developer of its obligations hereunder.
Accordingly, Developer agrees to keep such negotiations and performance of its obligations hereunder strictly confidential and not to disclose any information to any third party or entity without the prior written permission of Buyer. In no event, shall Developer or any of its Developers use Buyer as a reference in marketing Developer's services to any third party or entity without Buyer's prior written permission.

C.  Certain Definitions.For purposes of this Agreement:

     "Restricted Period" shall mean the period commencing as of the date hereof and terminating three (3) years from the date that Developer ceases to provide and services to Buyer.

     "Restricted Area" means any and all geographic areas where there is access to the Internet and/or a Global Computer Network.


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     "Business" shall, notwithstanding anything herein to the
contrary, include the business of providing printing services, printed goods, and print advertising specialties.

8.  Training.

     Developer shall provide Buyer and its Developers with training consultations with respect to the use of the Software as may reasonably be requested by Buyer from time to time for a total of forty (40) hours that can be spread over three (3) months after acceptance at no additional costs to Buyer ("Training Period"). To this end, Developer shall train Buyer as to how to modify and/or enhance the web site and software (without the Developer's intervention) and shall deliver a detailed user's manual to Buyer on or before completion of acceptance that will enable Buyer's Developers who are otherwise unfamiliar with the Software to become adequately informed about using and modifying the Software. All training that Developer is required to provide hereunder shall be performed at such locations and at such times as are mutually agreed to by the parties hereto. Upon the expiration of the Training Period and following Buyer's request, Developer will provide any support services necessary to insure Buyer's continued use of the Software. Such services will be performed on a time and material basis at Developer's then current hourly rates for such services.

9.  Warranties.

     A. Developer warrants that for a period of six (5) weeks following acceptance, the Software will operate substantially according to the Specifications. In the event of any breach of the warranty in this Section 9. A., in addition to any other remedy to which Buyer may be entitled, Developer shall take all action necessary to cause the Software to operate according to the warranty. The first 100 hours of work needed to remedy the warranty will be at the expense of Developer and any additional amount of time will be billed to Buyer at $120 per hour.

10.  Term and Termination.

     A. This Agreement shall commence upon the effective date and continue until all of the obligations of the parties have been performed (and in no event later than June 30, 1999) or until earlier terminated as provided herein.

     B. Developer's appointment as consultant pursuant to this Agreement and this Agreement shall terminate upon the occurrence of any of the following events:

     (i) In the event either party defaults in any material obligation owed to the other party pursuant to this Agreement, then this Agreement may be terminated if the default is not cured following at least thirty (30) days' written notice to the defaulting party.

     (ii) Either party is bankrupt or insolvent, or bankruptcy or insolvency proceedings are instituted against a party and the proceeding is not dismissed within sixty (60) days after commencement.


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     (iii)   Both or either of the Key Developers dies or
     becomes disabled.

     C.  Section 2, Ownership of Software, and Section 7,
Confidentiality, shall survive the expiration or termination of this Agreement. In the event of early termination due to Developer's default or the death or disability of the individual(s) identified in subsection B. (iii). above. Developer agrees to deliver the Software then completed.

     D. If the Agreement is terminated due to the death or disability of Developer, then Developer (or Developer's executor, administrator or other representative) shall deliver that part of the Software then completed, provided payment is made by Buyer for such completed part.

11.  Notices.

     All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when mailed by certified or registered mail, postage prepaid, or by commercial overnight delivery service addressed as follows.

     If to Buyer to:
     PrintOnTheNet.com, Inc.
     7700 NW 37th Ave., Miami, Florida 33147

     If to Developer to:
     Ducat Commerce, LLC
     77 Salem Street. Suite #4
     Boston, MA  02113

     Or to such other address as identified by a party to the other in writing.

12.  No Waiver.

     The failure of a party to require strict performance of any provision of this Agreement by the other, or the forbearance to exercise any right or remedy, shall not be construed as a waiver by such party of any such right or remedy or preclude any other or further exercise thereof or the exercise of any other right or remedy.

13.  Assignment.

     The rights, duties and privileges of Developer shall not be transferred or assigned by it, in whole or in part, without the prior written consent of Buyer.

14.  Entire Agreement.

     This Agreement constitutes the entire agreement between parties as to the subject matter hereof and supersedes all prior understandings or agreements whether oral or written. This


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Agreement may be modified only by written instrument signed by the parties hereto.

15.  Successors.

     This Agreement shall be binding upon and insure to the benefit of the successors and permitted assigns of the parties hereto.

16.  Severability.

     If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

17.  Governing Law.

     The terms of this Agreement shall be construed and enforced under the laws of the State of Florida and, where applicable, any and all Federal statutory laws.

18.  Headings.

     The headings used in this Agreement are for convenience only and are not to be used in construction or interpretation.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives on the dates below written.

PrintOnTheNet.com, Inc.            Ducat Commerce, LLC


By:/s/Samuel Rogatinsky            By:/s/James P. O'Neill
   Samuel Rogatinsky                  James P. O'Neill
   President                          Principal



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